Exhibit 99.1

Date:	October 20, 2011	NEWS RELEASE

For Release:	IMMEDIATELY

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000
Contact:	James M. Farrell
HUBBELL REPORTS THIRD QUARTER RESULTS;
NET SALES OF $764.3 MILLION AND EARNINGS PER DILUTED SHARE OF $1.37
SHELTON, CT. (October 20, 2011) — Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the third quarter ended September 30, 2011.
Net sales in the third quarter of 2011 were $764.3 million, an increase of 12% compared to the $685.0 million reported in the third quarter of 2010. Operating income was $125.3 million, or 16.4% of net sales, compared to $117.6 million, or 17.2% of net sales, for the comparable period of 2010. The effective tax rate in the third quarter of 2011 was 29.4% compared to 34.3% reported in the third quarter of 2010. Net income in the third quarter of 2011 was $82.4 million, an increase of 16% compared to $71.3 million reported in the third quarter of 2010. Earnings per diluted share in the third quarter of 2011 were $1.37, an increase of 16% compared to $1.18 reported in the third quarter of 2010. Free cash flow (defined as cash flow from operations less capital expenditures) was $90.6 million in the third quarter of 2011 versus $71.4 million reported in the comparable period of 2010.
For the first nine months of 2011, net sales were $2.1 billion, an increase of 12% compared to the same period last year. Operating income was $314.0 million, or 14.7% of net sales, compared to $276.8 million, or 14.6% of net sales, for the comparable period of 2010. The effective tax rate in the first nine months of 2011 was 30.6% compared to 33.2% reported for the comparable period of 2010. Net income in the first nine months of 2011 was $197.9 million an increase of 18% compared to the $167.5 million reported in the comparable period of 2010. Earnings per diluted share were $3.25, or 17% above the $2.77 reported for the comparable period of 2010. Free cash flow was $175.9 million compared to $142.2 million reported in the first nine months of 2010.

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OPERATIONS REVIEW
Timothy H. Powers, Chairman, President, and Chief Executive Officer said “This was another terrific quarter for Hubbell. We experienced growth across the portfolio led by our utility business that continued their strong upward trends. We reported operating margin of 16.4%, with good improvement on a sequential basis but down compared to 2010. As a reminder, the prior year included several large high margin project shipments in our electrical segment. In addition, our price realization in the quarter was lower than anticipated in certain businesses and when combined with higher commodity costs reduced our operating margin by slightly less than one percentage point.
“Looking at our end markets, our incoming orders in the third quarter were very strong as both the electrical and power segments experienced double-digit growth rates compared to the prior year. The strength in utility was driven by an increase in distribution and transmission demand and improved international growth. The industrial maintenance and repair markets were higher as capacity utilization rates continue to tick up. In addition, the energy markets have been strong which has benefitted our harsh and hazardous businesses. New construction spending in the U.S. non-residential market was lower but was more than offset by higher demand for renovation and relight products. The residential market for single family housing remains weak.”
SEGMENT REVIEW
The comments and year-over-year percentages in this segment review are based on third quarter results in 2011 and 2010.

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Electrical segment net sales in the third quarter of 2011 increased 7% to $526.6 million compared to $490.6 million reported in the third quarter of 2010. The sales increase was broad based, while favorable foreign currency translation and price realization added 2% and 1%, respectively, to sales in the quarter. Compared to the third quarter of 2010, operating income decreased 3% to $81.5 million, or 15.5% of net sales. The decrease in operating income was primarily due to a less favorable mix and commodity costs in excess of price realization.
Hubbell’s Power segment net sales in the third quarter of 2011 increased 22% to $237.7 million compared to $194.4 million reported in the third quarter of 2010. The increase was due to stronger demand for both distribution and transmission products as well as increased international sales. In addition, price realization contributed 3% to sales in the quarter. Compared to the third quarter of 2010, operating income increased 30% to $43.8 million, or 18.4% of net sales. The increase in operating income was primarily due to higher sales partially offset by increased commodity costs. Productivity improvements offset inflationary cost increases and spending to support growth initiatives.
SUMMARY & OUTLOOK
Mr. Powers commented “I am very pleased with our overall performance in the first nine months of the year. We have continued to execute our strategy and deliver strong performance despite macro economic uncertainty. For the full year 2011, we now expect net sales to increase by approximately 12% and operating margins to expand by approximately 20 to 30 basis points.”
Mr. Powers concluded “turning to 2012, we are optimistic that our diverse end market exposure will provide modest organic growth next year. We do not anticipate growth in U.S. non-residential new construction as third party forecasts have been pushing any meaningful recovery into 2013. However, the strong demand we have been experiencing for retrofit and relighting projects is anticipated to offset the new construction weakness. The utility market is expected to grow with modest increases anticipated for our distribution products. We also anticipate the recent growth trends we have experienced for transmission related projects will continue in 2012 and beyond. The industrial markets are expected to expand in the coming year although the growth is likely to be more modest than our recent experience. For the residential market, we do not anticipate any

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significant improvements until at least 2013. So, overall, we expect our organic sales to increase in the low single-digit range in 2012 compared to 2011. The global economy is likely to remain volatile, but our organization is more agile than ever and is capable of responding quickly and appropriately as the market dictates. As always, we will continue to focus on the things we can control. We will look to increase our earnings in 2012 through higher sales, careful management of pricing relative to commodity costs and will continue to drive our productivity programs. Finally, with our strong balance sheet position and free cash flow generation, we have the flexibility to make acquisitions.”
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated,” “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated impacts from the Federal stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantiative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2010.

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Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2010 revenues of $2.5 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, India, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Shelton, CT.
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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Net Sales	$764.3	$685.0	$2,131.6	$1,901.9
Cost of goods sold	512.0	449.8	1,444.2	1,280.0

Gross Profit	252.3	235.2	687.4	621.9
Selling & administrative expenses	127.0	117.6	373.4	345.1

Operating income	125.3	117.6	314.0	276.8
Operating income as of % of Net sales	16.4%	17.2%	14.7%	14.6%
Interest expense, net	(7.3)	(7.8)	(22.3)	(22.9)
Other expense, net	—	(0.6)	(3.8)	(1.6)

Total other expense, net	(7.3)	(8.4)	(26.1)	(24.5)
Income before income taxes	118.0	109.2	287.9	252.3
Provision for income taxes	34.7	37.5	88.2	83.7

Net income	$83.3	$71.7	$199.7	$168.6
Less: Net income attributable to noncontrolling interest	0.9	0.4	1.8	1.1

Net income attributable to Hubbell	$82.4	$71.3	$197.9	$167.5

Earnings Per Share:
Basic	$1.38	$1.19	$3.29	$2.79
Diluted	$1.37	$1.18	$3.25	$2.77

Cash dividends per common share	$0.38	$0.36	$1.14	$1.08

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HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	September 30, 2011	December 31, 2010
ASSETS

Cash and cash equivalents	$511.8	$520.7
Short-term investments	6.7	8.8
Accounts receivable, net	455.3	341.8
Inventories, net	331.2	298.4
Deferred taxes and other	59.5	56.4

TOTAL CURRENT ASSETS	1,364.5	1,226.1

Property, plant and equipment, net	357.3	358.3
Investments	39.3	30.2
Goodwill	722.7	724.0
Intangible assets, net	259.9	273.5
Other long-term assets	66.4	93.7

TOTAL ASSETS	$2,810.1	$2,705.8

LIABILITIES AND EQUITY

Short-term debt	$2.3	$1.8
Accounts payable	221.0	160.8
Accrued salaries, wages and employee benefits	60.7	70.4
Accrued insurance	49.7	48.5
Dividends payable	22.4	21.9
Other accrued liabilities	173.7	141.6

TOTAL CURRENT LIABILITIES	529.8	445.0

Long-term debt	596.2	595.9
Other non-current liabilities	201.6	201.4

TOTAL LIABILITIES	1,327.6	1,242.3

Hubbell Shareholders’ Equity	1,477.1	1,459.2
Noncontrolling interest	5.4	4.3

TOTAL EQUITY	1,482.5	1,463.5

TOTAL LIABILITIES AND EQUITY	$2,810.1	$2,705.8

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Nine Months Ended
	September 30
	2011	2010
Cash Flows From Operating Activities
Net income attributable to Hubbell	$197.9	$167.5
Depreciation and amortization	51.7	54.8
Stock-based compensation expense	7.7	6.9
Deferred income taxes	14.5	4.7
Changes in working capital	(60.2)	(67.3)
Contributions to defined benefit pension plans	(2.1)	(2.6)
Other, net	7.7	12.0

Net cash provided by operating activities	217.2	176.0

Cash Flows From Investing Activities
Capital expenditures	(41.3)	(33.8)
Net change in investments	(5.8)	(12.0)
Other, net	5.5	2.3

Net cash used in investing activities	(41.6)	(43.5)

Cash Flows From Financing Activities
Short-term debt borrowings, net	0.6	2.2
Payment of dividends	(67.7)	(64.0)
Acquisition of common shares	(137.7)	(2.9)
Proceeds from exercise of stock options	17.2	11.1
Other, net	3.4	1.5

Net cash used in financing activities	(184.2)	(52.1)

Effect of foreign exchange rate changes on cash and cash equivalents	(0.3)	3.9

(Decrease) increase in cash and cash equivalents	(8.9)	84.3
Cash and cash equivalents
Beginning of period	520.7	258.5

End of period	$511.8	$342.8

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HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Net Sales
Electrical	$526.6	$490.6	$1,490.6	$1,358.3
Power	237.7	194.4	641.0	543.6

Total Net Sales	$764.3	$685.0	$2,131.6	$1,901.9

Operating Income
Electrical	$81.5	$83.9	$208.3	$185.1
Power	43.8	33.7	105.7	91.7

Total Operating Income	$125.3	$117.6	$314.0	$276.8

Operating Income as a % of Net Sales
Electrical	15.5%	17.1%	14.0%	13.6%
Power	18.4%	17.3%	16.5%	16.9%
Total	16.4%	17.2%	14.7%	14.6%

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HUBBELL INCORPORATED
Earnings Per Share Calculation
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Numerator:
Net income attributable to Hubbell	$82.4	$71.3	$197.9	$167.5
Less: Earnings allocated to participating securities	0.2	0.3	0.7	0.7

Net income available to common shareholders	$82.2	$71.0	$197.2	$166.8

Denominator:
Average number of common shares outstanding	59.3	59.8	59.9	59.8
Potential dilutive shares	0.6	0.4	0.7	0.4

Average number of diluted shares outstanding	59.9	60.2	60.6	60.2

Earnings per Share:
Basic	$1.38	$1.19	$3.29	$2.79
Diluted	$1.37	$1.18	$3.25	$2.77

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HUBBELL INCORPORATED
Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	September 30, 2011	December 31, 2010
Total Debt	$598.5	$597.7
Total Hubbell’s Shareholders’ Equity	1,477.1	1,459.2

Total Capital	$2,075.6	$2,056.9

Total Debt to Total Capital	29%	29%

Total Debt	$598.5	$597.7
Less: Cash and cash equivalents	(511.8)	(520.7)
Investments	(46.0)	(39.0)

Net Debt	$40.7	$38.0

Net Debt to Total Capital	2%	2%
Note: Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.
Free Cash Flow Reconciliation

	Nine Months Ended September 30
	2011	2010
Net cash provided by operating activities	$217.2	$176.0
Less: Capital Expenditures	(41.3)	(33.8)

Free cash flow	$175.9	$142.2

Note: Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and strengthening the balance sheet.

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